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                      [PRICEWATERHOUSECOOPERS LETTERHEAD]

                                                                    EXHIBIT 16.1


Securities and Exchange Commission
Washington, D.C.
U.S.A. 20549



August 20, 1999



Ladies and Gentlemen


We (or a predecessor firm Price Waterhouse) were previously engaged as principal accountants to audit the financial statements of MCK Communications, Inc. (or its predecessor) as of and for the years ended April 30, 1996 and 1997. Our appointment as principal accountants was terminated when they moved the Company headquarters from Calgary to Boston. We have read MCK Communications, Inc.'s disclosure regarding our engagement as its principal accountants and the termination of our relationship, as included in its Form S-1 dated on or before August 24, 1999. We agree with all such statements.


Yours very truly,


PricewaterhouseCoopers LLP


/s/ PricewaterhouseCoopers LLP


RJH/pm


PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and other members of the worldwide PricewaterhouseCoopers organization.